EXHIBIT 99.1
                              PRESS RELEASE OF REGISTRANT DATED JANUARY 30, 2003

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                     LIGHTPATH TECHNOLOGIES, INC. ANNOUNCES
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                 SECOND QUARTER OF FISCAL 2003 FINANCIAL RESULTS

                              FOR IMMEDIATE RELEASE

(JANUARY 30, 2003) ORLANDO, FL. LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer and integrator of families of precision molded aspheric optics, high performance fiber-optic collimators, isolators and advanced manufacturing technologies, announced financial results for the second quarter and first six months of the fiscal year ending June 30, 2003.

     For the quarter ended December 31, 2002, the Company reported total revenues of $1.7 million compared to $2.4 million for the same quarter of the previous fiscal year, a decrease of approximately 31%. Net loss applicable to common shareholders for the quarter was $8.1 million, or $(0.39) per common share, which includes approximately $5.3 million in non-cash charges including impairment of $2.4 million of intangible assets (primarily our remaining goodwill in accordance with SFAS 142), impairment of $1.8 million of equipment at the Walnut, California facility, $.3 million in inventory reserves, $.7 million amortization of acquisition intangible assets, and stock-based compensation forfeitures.

     In the second quarter, the Company also incurred $.2 million in consolidation and relocation expenses associated with the closure of the Albuquerque, New Mexico facility. Excluding these and the non-cash charges, which together contributed $(0.27) to the net loss per share, the net loss per common share would have been $(0.12) for the second quarter of fiscal 2003. There was no goodwill amortization expense for the second quarter of fiscal 2003, whereas goodwill amortization amounted to approximately $0.4 million or $(0.02) per common share for the second quarter of fiscal 2002. For the second quarter of fiscal 2002, the Company reported a net loss applicable to common shareholders of $17.6 million, which included $11.2 million in non-cash charges and $1.2 million for the write-off of inventory, resulting in a net loss of $(0.91) per common share. Excluding the non-cash and litigation charges, which contributed $(0.64) per share, the net loss per common share would have been $(0.27) for the second quarter of fiscal 2002.

     For the six months ended December 31, 2002, the Company reported total revenues of $3.3 million compared to $5.9 million for the first six months of the previous fiscal year, a decrease of approximately 43%. Net loss for the first six months of fiscal 2003 was $16.2 million, or $(0.78) per common share, which includes approximately $9.8 million in non-cash charges including the $3.4 million write down of the investment in LightChip, Inc., $5.7 million impairment of intangible assets and equipment, $.5 million in inventory reserves, $1.5 million amortization of acquisition intangible assets, and stock-based compensation forfeitures. In addition, $.6 million in consolidation and relocation expenses, and other asset impairment charges were recorded during the

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six month  period.  Excluding  the  non-cash  charges and other  charges,  which contributed $(0.50) to the net loss per share, the net loss per common share would have been $(0.28) for the first six months of fiscal 2003. Effective July 1, 2002, LightPath adopted Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," and no longer amortizes goodwill. As of the date of adoption, LightPath had unamortized goodwill of approximately $2.3 million which is subject to the transition provisions of SFAS
142. There was no goodwill amortization expense for the first six months of fiscal 2003, whereas goodwill amortization amounted to approximately $.9 million or $(0.05) per applicable common share for the first six months of fiscal 2002. LightPath completed the transitional impairment analysis required by SFAS 142 and reported a transitional impairment loss of $2.3 million during the second quarter of fiscal 2003. For the first six months of fiscal 2002, the Company reported a net loss applicable to common shareholders of $28.0 million, which included $16.8 million in non-cash charges, $1.4 million of expenses related to litigation settlement and $1.2 million for inventory write down, resulting in a net loss of $(1.45) per common share. Excluding the non-cash and litigation charges, which contributed $(0.99) per share, the net loss per common share would have been $(0.46) for the first six months of fiscal 2002.

     For the first six months of fiscal 2003, net cash used was $6.7 million, which included a $1.2 million cash disbursement in the Delaware litigation settlement and $1.3 million for consolidation and relocation of sites. Adjusted cash used for operations after these expenditures was $4.2 million which was comparable to the same period of fiscal 2002, adjusted for legal expense accrual, even though revenues decreased significantly from $5.9 million in 2002 to $3.3 million in 2003. Todd Childress, Chief Financial Officer of LightPath, commented, "We continue to show progress in our overall goal to bring the Company to a cash flow breakeven point within the next few quarters. In the second quarter we saw our net operating cash used excluding the Delaware disbursement, litigation expenses and relocation activities, improve to $(1.6) million from $(2.3) million in the first quarter. We exited the quarter with $6.5 million cash on hand."

     Ken Brizel, President and CEO of LightPath, stated, "The second quarter continued to be difficult for the entire optics industry, including LightPath. The broad application of our products into various markets, including industrial, medical, defense, test and measurement has, however, differentiated LightPath from other optic component manufacturers who continue to be focused solely on the telecommunication market. We continue to pursue the challenge to increase revenue while reducing expenses."

     Mr. Brizel continued, "As discussed previously, we have been actively considering alternatives to reduce the net cash outflows from our Walnut, California facility, which today is approximately $.6 million per quarter. It has been a difficult decision to make, but we are today announcing our intent to develop a transition plan for the operations and technology, including either the relocation to our Orlando, Florida facility or sale of the unit. We expect this transition to be completed by the middle of the fourth quarter."

     LightPath also announced today that it plans to continue the realignment of its outstanding stock option incentives initiated in July 2002 with the cancellation of additional selected stock options and the issuance of restricted stock awards. LightPath will cancel approximately 1.6 million options and issue restricted stock awards covering a total of .8 million shares, providing a reduction of approximately .8 million shares. The Company will also issue approximately 150,000 new incentive options to employees bringing the net

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reduction in underlying  shares from 3.8 million to 3.1 million or approximately
15% of outstanding shares. This realignment is expected to be completed within the next 120 days. The issuance of the restricted stock awards will result in the recording of non-cash stock-based compensation charges of approximately $.3 million which will be recorded ratably over the vesting period.

LightPath manufactures optical products including precision molded aspheric optics, proprietary collimator assemblies, GRADIUM(R) glass products, laser components utilizing proprietary automation technology, higher level assemblies and packing solutions. The Company has 55 U.S. patents, plus 8 more pending, associated with its optical technologies. In addition, various foreign countries have issued a total of 33 patents with 24 patents pending. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts: Ken Brizel, President & CEO of LightPath
          Todd Childress, CFO of LightPath
          LightPath Technologies, Inc. (407) 382-4003
          Internet: www.lightpath.com

THIS NEWS RELEASE INCLUDES STATEMENTS WHICH CONSTITUTE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THIS INFORMATION MAY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, FACTORS DETAILED BY LIGHTPATH TECHNOLOGIES, INC. IN ITS PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                          LIGHTPATH TECHNOLOGIES, INC.
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                                   (UNAUDITED)

                                            THREE MONTHS ENDED               SIX MONTHS ENDED
                                                DECEMBER 31                     DECEMBER 31
                                       ----------------------------    ----------------------------
                                           2002            2001            2002            2001
                                       ------------    ------------    ------------    ------------
Revenues                               $  1,663,573    $  2,396,871    $  3,308,556    $  5,854,917
Cost of sales                             2,441,165       3,804,654       4,684,416       6,918,421
Selling, general and administrative       1,647,382       2,888,398       3,670,116       6,725,666
Research and development                    599,408       2,169,419       1,533,197       4,221,873
Stock-based compensation                    (58,154)      1,876,250         (20,460)      4,706,025
Asset impairment                          4,243,138       6,955,229       7,780,929       6,955,229
Amortization of intangibles                 730,644       2,410,063       1,543,509       5,100,819
Consolidation and relocation expense        232,175              --         431,287              --
                                       ------------    ------------    ------------    ------------
Operating loss                           (8,172,185)    (17,707,142)    (16,314,438)    (28,773,116)
Other income, net                            45,093          89,716         129,834         799,439
                                       ------------    ------------    ------------    ------------
Net loss applicable to common
  shareholders
                                       $ (8,127,092)   $(17,639,833)   $(16,184,604)   $(28,021,693)
                                       ============    ============    ============    ============
Basic and diluted net loss per share   $      (0.39)   $      (0.91)   $      (0.78)   $      (1.45)
                                       ============    ============    ============    ============
Number of shares used in per
  share calculation                      20,677,071      19,392,308      20,677,071      19,381,738
                                       ============    ============    ============    ============

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                          LIGHTPATH TECHNOLOGIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                   (UNAUDITED)

                                                 DECEMBER 31     JUNE 30
                                                    2002           2002
                                                 -----------   -----------
Cash and cash equivalents                        $ 6,466,618   $13,177,624
Trade account receivable, net                        952,284     1,560,198
Inventories                                        2,032,994     2,403,644
Other current assets                                 649,226     1,531,367
                                                 -----------   -----------
  Total current assets                            10,101,122    18,672,833
Property and equipment, net                        3,806,660     6,664,374
Goodwill and intangibles, net                      4,085,513     8,054,179
Investment in LightChip, Inc. and other assets       159,391     3,585,842
                                                 -----------   -----------
    Total assets                                 $18,152,686   $36,977,228
                                                 ===========   ===========
Accounts payable                                 $   479,050   $ 1,002,374
Other current liabilities                          1,436,357     3,532,511
                                                 -----------   -----------
  Total current liabilities                        1,915,407     4,534,885

Stockholders' equity                              16,237,279    32,442,343
                                                 -----------   -----------
    Total liabilities and stockholders' equity   $18,152,686   $36,977,228
                                                 ===========   ===========

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